Exhibit 10.1

NEOPHARM, Inc. Announces Strategic Reassessment and Reorganization

Waukegan, IL — April 19, 2007 - NEOPHARM, Inc. (NASDAQ: NEOL) announced today its near-term reorganization strategy to best position the Company for success while reducing its current cash consumption. These changes will allow NEOPHARM to focus on evaluating our current portfolio and move appropriate projects forward.

Near-term Reorganization Strategy

“In my first three weeks at NEOPHARM, I have initiated an extensive evaluation of our current programs and long-term opportunities. This review is well underway and our management team has made significant progress in identifying several key areas to eliminate redundancies in our current operations,” commented Laurence Birch, President and Chief Executive Officer of NEOPHARM. “Our long-term success depends on our ability to capitalize on the intellectual property the Company has developed to date. As such, in the coming months we will be completing a comprehensive strategic review of our entire portfolio of projects and products including Cintredekin Besudotox and our Liposome products in an effort to establish a comprehensive long-term plan with appropriate milestones. We expect to discuss this strategy in greater detail with our stakeholders during the coming weeks and months.”

Dr. John Kapoor, Chairman of the Board, NEOPHARM commented, “I believe the actions the Company has taken will position it to thoughtfully assess it opportunities and maximize the value of its intellectual property.”

Management Realignment

Dr. Aquilur Rahman, one of NEOPHARM’s co-founders, has agreed to serve as Chief Scientific Officer, Emeritus. In this role, Dr. Rahman will work closely with the management team and outside advisors to identify opportunities to bring the Company’s products to market and evaluate new opportunities to add to its pipeline.

Also, as part of this realignment, Jeffrey W. Sherman, MD, FACP will be stepping down as Chief Medical Officer and Executive Vice President of NEOPHARM to pursue other opportunities within the pharmaceutical industry. Dr. Sherman has made significant contributions to many of NEOPHARM’s leading projects and will remain with the Company through a transitional period until a suitable replacement is identified.

Additionally, given the recent announcement outlining the FDA’s request for a second Phase 3 trial of Cintredekin Besudotox, and the Company’s on-going evaluation of its options for this drug candidate, NEOPHARM has announced that Timothy P. Walbert, Executive Vice President, Commercial Operations, will also be leaving the Company. Mr. Walbert has brought a wealth of experience to this role; however, Mr. Walbert and the Company agreed that after a suitable transition period this position is not essential to the Company’s current operations.

Mr. Birch added, “I am very pleased that Dr. Rahman has agreed to work closely with me to evaluate and advance our pipeline. Also, I would like to thank both Jeff and Tim for their ongoing commitment and hard work to move our drug product candidates ahead, and appreciate their willingness to assist the Company during this transition period.”

In related news, the Company reported that the Board of Directors has appointed Mr. Birch to serve as Acting Chief Financial Officer while the search for a new CFO continues.

Workforce Reduction; Impact on Cost Structure

As part of its reorganization strategy, the Company has also reduced its head count by fifteen (15) full time positions, or approximately 42% of its workforce.

The Company believes that the foregoing actions will have the following impact:

•                  The costs associated with termination benefits from its workforce reduction are estimated to be approximately $600,000.

•                  Reductions in other General and Administrative expenditures are projected to result in more than $2 million in savings over the prior year.

•                  Total cost reductions implemented and planned are expected to result in annualized cash consumption of under $7 million before project costs.

•                  Depending on the strategic decisions the Company makes regarding its investments in its product portfolio, these changes are intended to reduce the Company’s cash consumption for 2007 and 2008 and allow the Company to continue operations into 2009 before requiring additional financing.

About NEOPHARM, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements - This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “projects,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s financial projections, projections regarding cash used in operations, costs associated with termination benefits, projected cost savings, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company’s ability to conserve its cash resources, to implement reductions in general and administrative expenditures, to successfully recruit senior management to fill the Company’s open financial and management positions, risks and uncertainties relating to difficulties or delays that may arise in the development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds, including, but not limited to, Cintredekin Besudotox, with a reduced work force, the Company’s possible reduction in funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual report on Form 10-K for the calendar year ended December 31, 2006. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

CONTACT: NEOPHARM, Inc.

Laurence Birch, President and Chief Executive Officer

lbirch@neopharm.com

847-406-1781

SOURCE: NeoPharm, Inc.